UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 21, 2015

PETRONE WORLDWIDE, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-30380	87-0652348
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2200 N. Commerce Parkway, Suite 224 Weston, Florida		33326
(Address of Principal Executive Offices)		(Zip Code)

(Registrant's telephone number, including area code: (855) 297-3876

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on May 18, 2015, the Board of Directors of Petrone Worldwide, Inc. (the “Company”) authorized the execution of that certain letter of intent dated May 18, 2015 (the "Letter of Intent") with Transpower Components (India) Pvt. Ltd, a company located in New Delhi, India ("Transpower"). Transpower is engaged in the business of manufacturing aluminum foil containers. Pursuant to the terms of the Letter of Intent, the parties agreed to use all reasonable efforts to execute a definitive agreement prior to May 30, 2015, which was subsequently extended to December 31, 2015.

On October 21, 2015, the Company entered into a Memorandum of Undertaking with Transpower (the “October MOU”). Pursuant to the terms of the October MOU, the parties agreed that the Company would acquire Transpower in exchange for an aggregate of $1.6 million, to be paid in the form of 2 million shares of Company common stock (valued at $0.40 per share) and the balance in 24 equal installments of $33,333.33 commencing six months from the date on which the definitive sale agreement is executed. Pursuant to the terms of the October MOU, the parties agreed to enter into a definitive sale agreement by January 5, 2016.

On January 5, 2016, the Company and Transpower amended the October MOU (the “January Amendment”). Pursuant to the terms of the January Amendment, the parties agreed to extend the date by which a definitive agreement must be executed to April 30, 2016.

The foregoing descriptions of the October MOU and the January Amendment are qualified in their entireties by reference to the October MOU and the January Amendment, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Memorandum of Undertaking dated October 21, 2015 between Petrone Worldwide, Inc. and Transpower Components (India) Pvt. Ltd.

10.2	Amendment to Memorandum of Undertaking dated January 5, 2016 between Petrone Worldwide, Inc. and Transpower Components (India) Pvt. Ltd.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETRONE WORLDWIDE INC.

Date: March 14, 2016	/s/ Victor Petrone
Name: Victor Petrone
Title: President/Chief Executive Officer

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